EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of SolarMax Technology, Inc. on Form S-1 Amendment No. 3 File No. 333-266206 of our report dated March 25, 2022, except for the Reverse Stock Split paragraph in Note 1, as to which the date is July 18, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of SolarMax Technology, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

December 23, 2022